Scholastic Provides Update on Strategic and Operational Initiatives

NEW YORK, NY – June 23, 2025 – Scholastic Corporation (NASDAQ: SCHL), the global children's publishing, education and media company, today provides an update on key strategic and operational initiatives to enhance shareholder value. These actions accelerate Scholastic’s ongoing efforts to achieve greater profitability and long-term growth and reinforce the Company’s commitment to efficient capital allocation. In addition, the Company announced that it now expects fiscal 2025 Adjusted EBITDA (as defined below) in line with its original guidance of $140 million to $150 million and above its subsequently narrowed outlook, following successful cost management and solid execution in the fourth quarter.

“We are pleased with the meaningful progress our team has made over the past six months with the support and oversight of Scholastic’s Board of Directors. As an organization, we have taken prudent actions with a focus on refining our organizational structure, reducing costs, optimizing capital allocation and enhancing shareholder value over the long-term. We look forward to discussing our progress in further detail, along with our fiscal 2026 outlook, on our fourth quarter earnings call in July,” said Peter Warwick, President and Chief Executive Officer.

Update on Strategic Initiatives

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Scholastic completed an analysis of options to leverage its real estate assets in support of its capital allocation priorities, which include debt reduction and share repurchases. In furtherance of that initiative, the Company has retained Newmark Group to identify investment partners for a potential sale-leaseback transaction of all or part of its owned office and retail real estate in New York City. It is also evaluating potential financial advisors with respect to a similar transaction involving its distribution centers in Jefferson City, Missouri.

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Over the past month, Scholastic reorganized its Children’s Book and Education Solutions businesses, appointing new leaders with clear mandates to refine strategies, strengthen the organizations and improve financial results in fiscal 2026 and beyond. The Company remains focused on pursuing significant long-term growth opportunities in each business segment, leveraging Scholastic’s brand, content and distribution channels, while also continuing to optimize each business in the near term.

Additionally, the Board’s Nominating and Governance Committee is leading a search process to identify two new independent, experienced directors. Given the planned retirements of directors David Young and John Davies at the upcoming 2025 annual meeting of stockholders, the Board has been working with Korn Ferry, an internationally recognized executive search firm, to assist with the director search process. Scholastic, which has added five new, highly qualified independent directors to its eleven-member board in the last four years, remains committed to regular board refreshment to support the needs of its business and enhance the skills and expertise of its Board, with a focus on business transformation, growth strategies and capital allocation, as well as other initiatives to maximize shareholder value.

About Scholastic

For more than 100 years, Scholastic Corporation (NASDAQ: SCHL) has been meeting children where they are – at school, at home and in their communities – by creating quality content and experiences, all beginning with literacy. Scholastic delivers stories, characters, and learning moments that empower all kids to become lifelong readers and learners through bestselling children's books, literacy- and knowledge-building resources for schools including classroom magazines, and award-winning, entertaining children's media. As the world's largest publisher and distributor of children's books through school-based book clubs and book fairs, classroom libraries, school and public libraries, retail, and online, and with a global reach into more than 135 countries, Scholastic encourages the personal and intellectual growth of all children, while nurturing a lifelong relationship with reading, themselves, and the world around them. Learn more at www.scholastic.com.

Forward-Looking Statements

This news release contains certain forward-looking statements relating to future periods. Such forward-looking statements are subject to various risks and uncertainties, including the conditions of the children's book and educational materials markets generally and acceptance of the Company's products within those markets, and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. Actual results could differ materially from those currently anticipated.

Adjusted EBITDA – Non-GAAP Measure

In this press release the Company has affirmed its original guidance concerning Adjusted EBITDA for fiscal year 2025. Adjusted EBITDA is defined by the Company as earnings (loss), excluding one-time items, before interest, taxes, depreciation and amortization. The Company believes that Adjusted EBITDA is a meaningful measure of operating profitability and useful for measuring returns on capital investments over time as it is not distorted by unusual gains, losses, or other items.

Investors:

Jeffrey Mathews

(212) 343-6741

investor_relations@scholastic.com

Media:

Anne Sparkman

(212) 343-6657

asparkman@scholastic.com

SCHL: Financial